Exhibit 99.1

401 Merritt 7

Norwalk, CT 06851

203.614.5600

www.frontier.com

Frontier Communications Reports 2015 Third Quarter Results

●	Continued positive broadband momentum with 27,200 net broadband additions
●	Delivered stable Connecticut revenue performance
●	Completed financing for the acquisition of Verizon CA, FL and TX businesses
●	Maintained an attractive and sustainable dividend payout ratio of 46%, excluding acquisition financing

Norwalk, Conn., November 3, 2015 — Frontier Communications Corporation (NASDAQ: FTR) today reported third quarter 2015 revenue of $1,424 million, operating income of $207 million and net loss of $14 million, or $0.01 per share. Excluding acquisition related interest expense of $52 million and acquisition and integration costs of $58 million (combined after-tax impact of $49 million, or $0.04 per share), non-GAAP adjusted net income was  $35 million, or $0.03 per share, for the third quarter of 2015 (See attached Schedule B).

“Frontier executed well in the third quarter”, said Dan McCarthy, Frontier’s President and Chief Executive Officer.  “We extended our consistent track record of strong broadband net additions, achieved another quarter of sequential stability in our Connecticut operations, and grew our Data and Internet services revenue once again.  In addition, we completed two very significant debt transactions totaling $8.1 billion which, together with our June 2015 equity offering, provides the permanent funding to complete our acquisition of Verizon’s California, Texas and Florida wireline operations.”

“Frontier continues to make good progress toward completing our integration efforts for the Verizon acquisition”  Mr. McCarthy said.  “We are in the process of expanding our infrastructure and adding resources in order to have capabilities and capacity in place in advance of the anticipated March 31, 2016 closing. We remain confident in our ability to achieve the substantial synergies we have targeted post-closing and have begun planning on additional cost efficiency opportunities that will be a result of our significantly larger scale. Our fourth quarter focus is all about operational execution to improve our customer revenue, lower our costs and prepare for the successful integration of the Verizon businesses.”

Revenue for the third quarter of 2015 was $1,424 million, an increase of $56 million, or 4.1%, from  $1,368 million reported in the second quarter of 2015.  Subsidy revenue improved by $71 million during the third quarter due to incremental funding from the Connect America Fund Phase II program. In the third quarter, the $264 million in revenue attributable to our Connecticut operations was unchanged from that reported for the second quarter.

Customer revenue for the third quarter of 2015 of $1,223 million decreased 1.1%  from  $1,236 million in the second  quarter of 2015. Total  residential revenue was $606 million for the third quarter of 2015,  compared to $615 million in the second quarter of 2015. Total business revenue was $617 million for the third quarter of 2015,  compared to $621 million in the second quarter of 2015.

At September 30, 2015,  Frontier had 3,147,000 residential customers.  The third quarter of 2015 resulted in a net reduction of 0.9% of our residential customers,  compared to a net reduction of 0.6%  in the second quarter.  The average monthly residential revenue per customer was $63.83 in the third quarter of 2015, a decrease of $0.60, or 0.9%, compared to the second quarter.

At September 30, 2015,  Frontier had 294,000 business customers.  The third quarter of 2015 resulted in a net reduction of 1.7% of our business customers,  compared to a net reduction of 0.6%  in the second quarter. The average monthly business revenue per customer was $693.58,  an increase of 0.6% over the second quarter, as the business customer decline was primarily from the small business customer set.

At September 30, 2015,  Frontier had 2,434,000 broadband customers.  We added 27,200 net broadband customers during the third quarter of 2015 compared to 29,200 net additions in the second quarter.

At September 30, 2015,  Frontier had 560,000 video customers.  The third quarter of 2015 resulted in a net reduction of 9,600 video customers, including 6,900 satellite video customers, compared to the second quarter reduction of 5,000 video customers, including 2,500 satellite video customers.

Network access expenses for the third quarter of 2015 were $159 million,  compared to $161 million in the second quarter.  Network related expenses for the third quarter of 2015 were $331 million, compared to $313 million in the second quarter. Selling, general and administrative expenses (SG&A expenses) for the third quarter of 2015 were $344 million, compared to $331 million in the second quarter. Our cash operating expenses increased during the third quarter due to storm-related costs, higher compensation costs (related to increased headcount) and outside services.

Depreciation and amortization for the third quarter of 2015 was $325 million,  compared to $335 million in the second quarter.

Acquisition and integration costs for the third quarter of 2015 were $58 million compared to $35 million in the second quarter. For the third quarter of 2015, these costs include $12 million related to the October 2014 Connecticut acquisition and $46 million related to the pending Verizon transaction.

Operating income for the third quarter of 2015 was $207 million and operating income margin was 14.6% compared to operating income of $193 million and operating income margin of 14.1% in the second quarter.

Interest expense for the third quarter of 2015 was $246 million compared to $260 million in the second quarter.  Interest expense decreased by $14 million in the third quarter, primarily due to lower commitment fees for the Verizon transaction bridge loan facilities, which were reduced after the second quarter with the completion of the June 2015 equity offering.

Income tax expense/benefit for the third quarter of 2015 was a tax benefit of $24 million compared to a tax benefit of $38 million in the second quarter.  Frontier’s effective tax rate for the third quarter of 2015 was 63% due to additional state tax benefits.

Net income/loss was a net loss of $14 million, or $0.01 per share, in the third quarter of 2015, compared to a  net loss of $28 million, or $0.03 per share, in the second quarter.  The third quarter of 2015 included acquisition related interest expense of $52 million and acquisition and integration costs of $58 million (combined after-tax impact of $49 million, or $0.04 per share). Excluding the impact of these items, the non-GAAP adjusted net income for the third quarter of 2015 was  $35 million, or $0.03 per share, as compared to $27 million, or $0.03 loss per share, in the second quarter.

Capital expenditures for Frontier operations were $177 million for the third quarter of 2015 compared to $178 million for the second quarter.  In addition, acquisition related capital expenditures were $63 million in the third quarter of 2015 and $28 million in the second quarter.  Capital expenditures funded by the Connect America Fund Phase I were $6 million and $7 million in the third and second quarters of 2015, respectively.

Operating cash flow was $532 million for the third quarter of 2015 resulting in an operating cash flow margin of 37.5%, compared to operating cash flow of $528 million and an operating cash flow margin of 38.6% for the second quarter.  Operating cash flow for the third quarter of 2015,  as adjusted, was  $588 million, or 41.4%, after excluding $58 million of acquisition and integration costs, ($3) million of non-cash pension and other postretirement benefit costs and $1 million of severance costs (See attached Schedule A).

Free cash flow was $229 million for the third quarter of 2015 compared to $200 million in the second quarter (See attached Schedule A). Our dividends on common stock represented an 81%  payout of free cash flow, as adjusted, for the third quarter of 2015 compared to 53% for the second quarter. Excluding the additional dividends paid on the common and preferred stock issued in the June 2015 equity offerings and interest costs on our September 2015 private notes offering, our dividend represented a 46% payout of free cash flow for the third quarter of 2015.

Debt Issuance

On September 25, 2015, Frontier completed a private debt offering of $6.6 billion aggregate principal amount of senior unsecured notes, including $1.0 billion of 8.875% senior notes due 2020; $2.0 billion of 10.500% senior notes due 2022; and $3.6 billion of 11.000% senior notes due 2025.  Each was issued at a price equal to 100% of its principal amount. Frontier will use the proceeds from the offering to finance a portion of the cash consideration payable in connection with the Verizon Transaction and to pay related fees and expenses.

Term Loan Agreement

On August 12, 2015, Frontier entered into a credit agreement for a new $1.5 billion senior secured delayed-draw term loan facility.  The term loan will be drawn at the closing of the Verizon Transaction.  The final maturity date is the earlier of the fifth anniversary of the draw date or March 31, 2021.

Pension Contributions

Cash contributions to the pension plan were $22 million for the third quarter of 2015 and $62 million during the first nine months of 2015.    We expect that no further contributions will be made in 2015.

2015 Guidance

For the full year of 2015, Frontier continues to expect free cash flow of $825 million to $865 million and capital expenditures for Frontier operations, excluding integration activities, of  $700 million to $750 million. Frontier expects that, absent any further legislative changes in 2015, our 2015 cash taxes will be $40 million to $50 million.

Non-GAAP Measures

Frontier uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP adjusted net income, free cash flow, operating cash flow and adjusted operating cash flow. A reconciliation of the differences between these non-GAAP financial measures and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP, and are not alternatives to operating income or net income (loss) as reflected in the statement of operations or to cash flow as reflected in the statement of cash flows, and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by Frontier may not be comparable to similarly titled measures of other companies.

We believe that the presentation of these non-GAAP financial measures provides useful information to investors regarding our financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of our core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing Frontier and its results of operations.  In addition, we believe that non-GAAP adjusted net income, free cash flow,  operating cash flow and adjusted operating cash flow, as we define them, can assist in comparing performance from period to period, without taking into account factors affecting operating income or net income (loss) as reflected in the statement of operations, or cash flow as reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. Frontier has shown adjustments to its financial presentations to exclude certain tax items, acquisition and integration costs, acquisition related interest expense, severance costs and non-cash pension and other postretirement benefit costs, as disclosed in the attached Schedules A and B, because investors have indicated to management that such adjustments are useful to them in assessing Frontier and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing Frontier’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding Frontier’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.

These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure. Operating cash flow has similar shortcomings, as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

We will host a conference call today at 8:30  A.M. Eastern time.  In connection with the conference call and as a convenience to investors, Frontier furnished today, on a Current Report on Form 8-K, additional materials regarding third quarter 2015 results.  The conference call will be webcast and may be accessed at:

http://investor.frontier.com/events.cfm

A telephonic replay of the conference call will be available beginning at noon Eastern time, Tuesday, November 3, 2015 through Sunday, November 8,  2015 at noon Eastern time via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the United States and Canada, at 719-457-0820. Use the passcode 6456058 to access the replay.  A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 28 states.  Frontier’s approximately 18,600 employees are based entirely in the United States. More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Statements

This document contains "forward-looking statements," related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: risks related to the pending acquisition of properties from Verizon, including our ability to complete the acquisition of such operations, our ability to successfully integrate operations, our ability to realize anticipated cost savings, sufficiency of the assets to be acquired from Verizon, our ability to migrate Verizon’s operations from Verizon owned and operated systems and processes to our owned and operated systems and processes successfully, failure to enter into or obtain, or delays in entering into or obtaining, certain agreements and consents necessary to operate the acquired business as planned, failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the acquisition, and increased expenses incurred due to activities related to the transaction; the ability of lenders to the delayed-draw term loan facility to meet their obligations thereunder to fund such facility in connection with the closing of the pending acquisition of properties from Verizon; our ability to meet our debt and debt service obligations; competition from cable, wireless and other wireline carriers and the risk that we will not respond on a timely or profitable basis; our ability to successfully adjust to changes in the communications industry, including the effects of technological changes and competition on our capital expenditures, products and service offerings; reductions in revenue from our voice customers that we cannot offset with increases in revenue from broadband and video subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings; the effects of changes in accounting policies or practices, including potential future impairment charges with respect to our intangible assets; our ability to effectively manage our operations, operating expenses, capital expenditures, debt service requirements and cash paid for income taxes and liquidity, which may affect payment of dividends on our common and preferred shares; the effects of changes in both general and local economic conditions on the markets that we serve; the effects of increased medical expenses and pension and postemployment expenses; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions, interest rates, regulatory rules and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2015 and beyond; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the ability, or increase the cost, of financing to us; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; the effects of severe weather events or other natural or man-made disasters, which may increase our operating expenses or adversely impact customer revenue; the impact of potential information technology or data security breaches or other disruptions; and the other factors that are described in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q.  These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update or revise these forward-looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corporate Communications
(203) 614-5044	(203) 614-5042
luke.szymczak@FTR.com	brigid.smith@FTR.com

###

TABLES TO FOLLOW

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended			For the nine months ended
($ in millions and shares in thousands, except per share amounts)	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014

Statement of Operations Data
Revenue	$1,424	$1,368	$1,141	$4,163	$3,442

Operating expenses:
Network access expenses	159	161	108	475	321
Network related expenses (1)	331	313	276	969	798
Selling, general and administrative expenses (1)	344	331	257	1,005	788
Depreciation and amortization	325	335	261	1,001	816
Acquisition and integration costs (2)	58	35	42	150	72
Total operating expenses	1,217	1,175	944	3,600	2,795

Operating income	207	193	197	563	647

Investment and other income, net	1	1	25	3	26
Interest expense	246	260	170	751	508

Income (loss) before income taxes	(38)	(66)	52	(185)	165
Income tax expense (benefit)	(24)	(38)	10	(92)	46

Net income (loss) (2)	(14)	(28)	42	(93)	119
Less: Dividends on preferred stock	67	-	-	67	-
Net income (loss) attributable to Frontier common shareholders	$(81)	$(28)	$42	$(160)	$119

Weighted average shares outstanding - basic	1,161,207	1,037,407	994,647	1,061,644	994,393

Basic net income (loss) per common share (3)	$(0.07)	$(0.03)	$0.04	$(0.15)	$0.12

Non-GAAP adjusted basic net income
per common share (3)(4)	$0.03	$0.03	$0.05	$0.08	$0.15

Other Financial Data
Capital expenditures - Operations	$177	$178	$152	$525	$413
Capital expenditures - Integration activities	63	28	40	101	82
Operating cash flow, as adjusted (4)	588	561	480	1,713	1,516
Free cash flow (4)	229	200	149	626	600
Free cash flow, as adjusted (4)	151	200	149	548	600
Dividends paid - Common Stock	122	106	101	333	301
Dividends paid - Preferred Stock	67	-	-	67	-
Dividend payout ratio (5)	81%	53%	67%	61%	50%
Dividend payout ratio, as adjusted (6)	46%	53%	67%	50%	50%

(1)	Includes severance costs of $1 million for each of the quarters ended September 30, 2015 and 2014, and $2 million for each of the nine months ended September 30, 2015 and 2014.
(2)

Reflects acquisition and integration costs of $58 million ($27 million or $0.02 per share after tax), $35 million ($23 million or $0.02 per share after tax), and $42 million ($27 million or $0.03 per share after tax) for the quarters ended September 30, 2015,   June 30, 2015 and September 30, 2014, respectively, and $150 million ($86 million or $0.08 per share after tax) and $72 million ($46 million or $0.05 per share after tax) for the nine months ended September 30, 2015, and 2014, respectively.

(3)	Calculation based on weighted average shares outstanding-basic.
(4)	Reconciliations to the most comparable GAAP measures are presented in Schedules A and B at the end of these tables.
(5)	Represents total dividends paid on common shares divided by free cash flow, as adjusted, as determined in Schedule A.
(6)	Represents dividends paid on shares outstanding prior to the June 2015 equity offerings divided by free cash flow, as determined in Schedule A.

Note:  As of September 30, 2015, there were 1,168,218 shares of common stock and 19,250 shares of mandatory convertible preferred stock (Series A) outstanding.

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended
	September 30, 2015			June 30, 2015
($ in millions)		Connecticut	Frontier		Connecticut	Frontier	September 30,
	Consolidated	Operations	Legacy	Consolidated	Operations	Legacy	2014

Selected Statement of Operations Data
Revenue:
Voice services	$500	$86	$414	$515	$92	$423	$472
Data and internet services	589	105	484	584	106	478	469
Other	134	62	72	137	54	83	76
Customer revenue	1,223	253	970	1,236	252	984	1,017
Switched access and subsidy	201	11	190	132	12	120	124
Total revenue	$1,424	$264	$1,160	$1,368	$264	$1,104	$1,141

Other Financial Data
Revenue:
Residential	$606	$132	$474	$615	$133	$482	$498
Business	617	121	496	621	119	502	519
Customer revenue	1,223	253	970	1,236	252	984	1,017
Switched access and subsidy	201	11	190	132	12	120	124
Total revenue	$1,424	$264	$1,160	$1,368	$264	$1,104	$1,141

	For the nine months ended
	September 30, 2015
		Connecticut	Frontier	September 30,
	Consolidated	Operations	Legacy	2014

Selected Statement of Operations Data
Revenue:
Voice services	$1,540	$271	$1,269	$1,426
Data and internet services	1,748	318	1,430	1,393
Other	404	170	234	232
Customer revenue	3,692	759	2,933	3,051
Switched access and subsidy	471	33	438	391
Total revenue	$4,163	$792	$3,371	$3,442

Other Financial Data
Revenue:
Residential	$1,838	$403	$1,435	$1,491
Business	1,854	356	1,498	1,560
Customer revenue	3,692	759	2,933	3,051
Switched access and subsidy	471	33	438	391
Total revenue	$4,163	$792	$3,371	$3,442

Frontier Communications Corporation

Consolidated Financial and Operating Data

	For the quarter ended			For the nine months ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014

Customers (in thousands) (1)	3,441	3,474	3,001	3,441	3,001
Residential customer metrics:
Customers (in thousands) (1)	3,147	3,175	2,740	3,147	2,740
Average monthly residential revenue per customer	$63.83	$64.43	$60.34	$64.18	$59.68
Customer monthly churn	1.97%	1.78%	1.86%	1.84%	1.76%

Business customer metrics:
Customers (in thousands) (1)	294	299	261	294	261
Average monthly business revenue per customer	$693.58	$689.21	$658.56	$687.63	$652.75

Employees	18,638	18,183	14,510	18,638	14,510
Broadband subscribers (in thousands) (2)	2,434	2,406	1,953	2,434	1,953
Video subscribers (in thousands) (2)	560	569	396	560	396
Switched access minutes of use (in millions)	3,755	3,863	3,637	11,566	11,340

(1)	Reflects 468,200 residential customers, 48,800 business customers and 517,000 total customers attributable to the October 2014 Connecticut acquisition.
(2)	Reflects 384,800 broadband subscribers and 191,600 video subscribers attributable to the October 2014 Connecticut acquisition.

Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

($ in millions)
	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,011	$682
Accounts receivable, net	554	614
Restricted cash	8,440	-
Other current assets	190	190
Total current assets	10,195	1,486

Property, plant and equipment, net	8,439	8,566
Other assets - principally goodwill	8,731	8,922
Total assets	$27,365	$18,974

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$97	$298
Accounts payable and other current liabilities	1,331	1,214
Total current liabilities	1,428	1,512

Deferred income taxes and other liabilities	4,066	4,318
Long-term debt	16,016	9,486
Equity	5,855	3,658
Total liabilities and equity	$27,365	$18,974

Frontier Communications Corporation

Consolidated Cash Flow Data

($ in millions)	For the nine months ended September 30,
	2015	2014

Cash flows provided from (used by) operating activities:
Net income (loss)	$(93)	$119
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,001	816
Pension/OPEB costs	(3)	(21)
Stock based compensation expense	19	18
Gains on sale of assets	-	(25)
Amortization of deferred financing costs	194	30
Deferred income taxes	(163)	(125)
Change in accounts receivable	59	17
Change in accounts payable and other liabilities	(46)	53
Change in other current assets	(7)	60
Net cash provided from operating activities	961	942

Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(525)	(413)
Capital expenditures - Integration activities	(101)	(82)
Network expansion funded by Connect America Fund - Phase I	(22)	(41)
Grant funds received for network expansion from Connect America Fund - Phase I	-	4
Proceeds on sale of assets	-	25
Cash transferred (to) from escrow	(8,440)	(1,508)
Cash paid for an acquisition, net of cash acquired	(17)	-
Other	(2)	27
Net cash used by investing activities	(9,107)	(1,988)

Cash flows provided from (used by) financing activities:
Proceeds from long-term debt borrowings	6,603	1,561
Financing costs paid	(119)	(39)
Long-term debt payments	(274)	(245)
Proceeds from issuance of common stock, net	799	-
Proceeds from issuance of preferred stock, net	1,866	-
Dividends paid on common stock	(333)	(301)
Dividends paid on preferred stock	(67)	-
Other	-	(2)
Net cash provided from (used by) financing activities	8,475	974

Increase / (Decrease) in cash and cash equivalents	329	(72)
Cash and cash equivalents at January 1,	682	880

Cash and cash equivalents at September 30,	$1,011	$808

Supplemental cash flow information:
Cash paid during the period for:
Interest	$553	$464
Income taxes, net	$27	$36

Schedule A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended			For the nine months ended
($ in millions)	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014

Operating Income to Adjusted Operating Cash Flow
to Free Cash Flow

Revenue	$1,424	$1,368	$1,141	$4,163	$3,442
Less: Total operating expenses	1,217	1,175	944	3,600	2,795
Operating income	207	193	197	563	647

Depreciation and amortization	325	335	261	1,001	816
Operating cash flow	532	528	458	1,564	1,463

Add back:
Acquisition and integration costs	58	35	42	150	72
Pension/OPEB costs (1)	(3)	(2)	(21)	(3)	(21)
Severance costs	1	-	1	2	2
Adjusted operating cash flow	588	561	480	1,713	1,516

Add back:
Interest and dividend income	2	-	-	3	1
Stock based compensation	7	5	6	19	18

Subtract:
Cash paid for income taxes	7	3	22	27	36
Capital expenditures - Operations (2)	177	178	152	525	413
Interest expense (3)	184	185	163	557	486
Free cash flow	$229	$200	$149	$626	$600
Dividends on preferred stock	(67)	-	-	(67)	-
Incremental interest on new debt	(11)	-	-	(11)	-
Free cash flow, as adjusted	$151	$200	$149	$548	$600

Operating income margin (Operating income
divided by revenue)
As Reported	14.6%	14.1%	17.3%	13.5%	18.8%
As Adjusted (4)	18.5%	16.6%	19.2%	17.1%	20.3%

Operating cash flow margin (Operating cash flow
divided by revenue)
As Reported	37.5%	38.6%	40.1%	37.6%	42.5%
As Adjusted	41.4%	41.0%	42.0%	41.2%	44.0%

(1)

Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $19 million, $18 million and $13 million for the quarters ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively, less cash pension contributions and certain OPEB costs/payments of $21 million, $20 million and $34 million for the quarters ended September 30, 2015,  June 30, 2015 and September 30, 2014,  respectively. Reflects pension and OPEB expense, net of capitalized amounts, of $57 million and $42 million for the nine months ended September 30, 2015 and 2014, respectively, less cash pension contributions and certain OPEB costs/payments of $59 million and $63 million for the nine months ended September 30, 2015 and 2014, respectively.

(2)	Excludes capital expenditures for integration activities.
(3)

Excludes interest expense of $52 million, $73 million and $8 million for the quarters ended September 30, 2015, June 30, 2015 and September 30,  2014, respectively, and $184 million and $23 million for the nine months ended September 30, 2015 and 2014, respectively, related to commitment fees on bridge loan facilities. Also excludes $11 million for the quarter and nine months ended September 30, 2015 of interest expense related to the September 2015 private debt offering in connection with financing the pending Verizon transaction.

(4)	Excludes acquisition and integration costs, pension/OPEB costs and severance costs.

Schedule B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

($ in millions, except per share amounts)
	For the quarter ended
	September 30, 2015		June 30, 2015		September 30, 2014
Net income (loss)	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income	Basic Earnings Per Share

GAAP, as reported
Net income (loss)	$(14)	$(0.01)	$(28)	$(0.03)	$42	$0.04
Dividends on preferred stock	(67)	(0.06)	-	-	-	-
Net income (loss) attributable to
Frontier common shareholders	(81)	(0.07)	(28)	(0.03)	42	0.04
Acquisition and integration costs	27	0.02	23	0.02	27	0.03
Severance costs	-	-	-	-	-	-
Acquisition related interest expense (1)	22	0.02	47	0.05	5	-
Gain on sale of assets	-	-	-	-	(16)	(0.02)
Certain tax items (2)	-	-	(15)	(0.01)	(10)	(0.01)
Dividends on preferred stock	67	0.06	-	-	-	-
Non-GAAP, as adjusted (3)	$35	$0.03	$27	$0.03	$48	$0.05

	For the nine months ended
	September 30, 2015				September 30, 2014
Net income (loss)	Net Income (Loss)	Basic Earnings (Loss) Per Share			Net Income	Basic Earnings Per Share
GAAP, as reported
Net income (loss)	$(93)	$(0.09)			$119	$0.12
Dividends on preferred stock	(67)	(0.06)			-	-
Net income (loss) attributable to
Frontier common shareholders	(160)	(0.15)			119	0.12
Acquisition and integration costs	86	0.08			46	0.05
Severance costs	1	-			1	-
Acquisition related interest expense (1)	105	0.10			14	0.01
Gain on sale of assets	-	-			(16)	(0.02)
Certain tax items (2)	(15)	(0.01)			(14)	(0.01)
Dividends on preferred stock	67	0.06			-	-
Non-GAAP, as adjusted (3)	$84	$0.08			$150	$0.15

(1)	Represents interest expense related to commitment fees on bridge loan facilities in connection with the pending Verizon transaction and the October 2014 Connecticut acquisition.
(2)

Includes impact arising from state law changes, state filing method change, federal research and development credits, the domestic production activities deduction and the net impact of uncertain tax positions.

(3)	Non-GAAP, as adjusted may not sum due to rounding.